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CLEAN DIESEL TECHNOLOGIES, INC.

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TO OUR STOCKHOLDERS:

During 2014, we began transforming CDTi into an advanced materials company. We evolved our business model to achieve broad commercialization of our latest catalyst technology through “powderization” and unveiled our breakthrough Spinel™ technology platform. In our heavy-duty diesel systems division, we launched DuraFit™ to take advantage of the emerging market opportunity in replacement diesel particulate filters and to drive near-term sales. Our legacy diesel-retrofit business, however, declined much more than expected, negatively impacting our financial results for the year. While we are disappointed with our 2014 financial performance, we are pleased with the progress we have made advancing our technology initiatives. Over the medium-term, we believe our new commercialization strategy will enable us to scale the business, drive revenue growth and profitability, and create substantial shareholder value.

2014 Highlights

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Received two foundational patent grants within our new Spinel technology platform

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Began on-vehicle testing of Spinel along with other innovative materials – initial testing results expected by mid-2015

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Filed 65 patent applications – reinforcing the power of our advanced materials platform

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Began supplying catalysts for Honda’s Acura TLX (and the ILX in early 2015)

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Signed several distributors for our DuraFit line of products and achieved our fourth quarter sales target

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Divested our standard exhaust business to focus the business, prioritize resources and control expenses

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Realigned resources resulting in annual cost savings of $1.2 million

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Raised $11.3 million in gross proceeds from two capital raises

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Amended all outstanding loan agreements with Kanis S.A. and extended the maturity dates to Oct. 2016

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Joined the Russell Microcap Index

Evolution to an Advanced Materials Company

For the past 15 years, CDTi and our predecessor company, Catalytic Solutions, Inc., led the catalyst industry in developing the most cost-effective emissions control catalysts available at the time. Our commercial catalysts introduced in 2003 reduced expensive platinum group metal (PGM) by 50% compared to existing products. Our technological advantages were so compelling that we won business from Honda, GM and Ford despite having no previous manufacturing experience and lacking the organizational infrastructure of much larger Tier 1 automotive suppliers. Our entry into the business gave original equipment manufacturers (OEMs) leverage to press other catalyst suppliers for greater efficiencies and permanently changed the nature of competition in the industry.

We are now completing development of another generation of breakthrough technology that we believe will have an even greater impact. Last October, we unveiled a new materials platform, Spinel, which utilizes the crystal structure of a type of semi-precious stone to achieve powerful catalytic activity without the need for PGMs or rare earth metals. Industrywide these metals represent about 60% of the cost of coated catalysts. The elimination or substantial reduction of PGM use would yield major savings to OEMs. After extensive laboratory testing, catalysts based on Spinel technology are now being validated on multiple light- and heavy-duty OEM engine architectures using industry- and regulator-recognized aging and drive-cycle testing protocols at independent certified testing facilities. We anticipate having initial results from these tests by mid-2015. We expect they will demonstrate the compelling value proposition of our latest breakthrough technology to global OEMs.

From Liquid to Powder

Historically, we have manufactured our catalysts in the same manner as other coaters – by applying liquid formulations containing PGMs and specialty chemical powders to substrates on assembly lines and then baking them in ovens. Now we have revolutionized our low- and zero-PGM coating processes by creating a powder that embodies our technology. We have introduced the powder step in our own manufacturing process and find that it offers significant advantages over the traditional wet formulation. We believe it can readily work in other coaters’ plants, too.

Achieving powder-to-coat capability creates a new opportunity for CDTi to commercialize our technology by supplying our specialty powders to other coaters. The value proposition is straightforward: by substituting our highly-enabling, proprietary catalytic powders for conventional powders, the coaters will be able to meet OEM requirements using dramatically lower amounts of PGM. And in the case of Spinel, they could forego the use of rare earth metals as well. Additionally, our powders can easily be shipped to take advantage of today’s extensive coating plant and supply chain infrastructure worldwide.

Our technology offers a way for automakers to continue to expand their business without the need for additional PGM supplies. Our objective is for OEMs to endorse using our powders. OEMs have a history of specifying certain materials to be used in their catalysts, and we believe, once again, they will use our advanced materials to set emission performance and cost targets. This represents a significant opportunity to extend our reach throughout the automotive catalyst world and to scale the business multi-fold – without the need to expand as a Tier 1 supplier. The initial feedback from OEMs is most encouraging.

Looking Ahead

During our transition to an advanced materials company, CDTi is leveraging its existing assets. We are addressing a significant growth opportunity for the heavy duty diesel aftermarket with the DuraFit line of replacement filters, which were launched in 2014 and will begin penetrating the market this year. However, we believe our major growth and value creation opportunity is the broad commercialization of our new breakthrough catalyst technologies. Because of the lengthy design and procurement cycles of automotive OEMs, this will take time to realize, but we expect it will be well worth the effort. In the interim, we will measure our progress in terms of development and commercialization initiatives. The most important near-term milestones are the results of our on-vehicle testing of new powder-based catalysts using Spinel technology and other new materials, which are expected mid-year.

2015 will be a pivotal year as we further invest in our latest catalyst technology and our new strategy for commercializing it. While we do not expect this strategy to result in revenue in 2015, we believe it will enable us to achieve our ultimate goal of consistent and profitable growth.

We would like to express our gratitude to current and former board members who have made it possible for us to get where we are today, including our former Chairman, Hap Ellis. We would also like to thank our loyal employees, business partners and investors for their continued support of CDTi.

Sincerely,

Charles R. Engles, Ph.D.

Christopher J. Harris

Chairman of the Board of Directors

President and Chief Executive Office